UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cedar Fair, L.P.

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On January 5, 2011, Cedar Fair issued the following press release:

For Immediate Release January 5, 2011	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR ENTERTAINS A RECORD 22.8 MILLION GUESTS IN 2010

—	Attendance Improves 7.8%, or 1.7 Million Visits, From 2009

—	Stellar Year Attributed to Successful Value-Creating Growth Strategy Including Aggressive Marketing Efforts and Key Investments

SANDUSKY, OHIO, January 5, 2011 – Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, announced today that attendance at its 17 locations totaled 22.8 million guests in 2010, up 7.8%, or 1.7 million visits from the Company’s total attendance of 21.1 million in 2009.

“We saw strong gains in attendance in all regions throughout the year, including significant improvements in season pass visits and group sales, as our aggressive marketing efforts and investments in new attractions drew increasing numbers of guests to our parks,” said Dick Kinzel, chairman, president and chief executive officer. “Through these efforts, we have been able to leverage the growing popularity of our parks and successfully navigate through a very challenging economic period by continuing to offer guests a best-in-class experience.”

Attendance at Cedar Fair’s northern region parks, which include Cedar Point in Sandusky, Ohio and Canada’s Wonderland near Toronto, increased 3.7% to 12.7 million guests in 2010 compared with 12.2 million in 2009. The Company’s southern region parks entertained 4.8 million guests in 2010, up 17.9% from 4.1 million a year ago. Its western region parks hosted 5.3 million guests in 2010 versus 4.8 million guests in 2009, for an increase of 9.7%. Average in-park guest per capita spending in 2010 decreased approximately 1% from the prior year.

“The record attendance is the latest highlight of what has been an outstanding year for Cedar Fair,” Kinzel continued. “In July 2010, we completed the refinancing of our debt to create a capital structure with a stronger balance sheet and provide the flexibility to take advantage of further value-creating growth opportunities. In addition, under the new financing agreement, we were able to reinstate the cash distribution to unitholders in December 2010, after the distribution had been suspended for a year due to covenants within the prior credit

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

Cedar Fair Entertains a Record 22.8 Million Guests in 2010

January 5, 2011

agreement. As we look ahead to the 2011 season, we will continue to focus on adding value to the guest experience while maintaining our commitment to delivering excellent value to our unitholders, including growing the distribution.”

The Company plans to issue a news release and host a conference call with analysts on Tuesday, February 15, 2011, to discuss 2010 fourth-quarter and full-year earnings results. The Company’s 2010 year-end tax information will be processed and mailed to unitholders at the beginning of March 2011. The same tax information will be available to unitholders through the Investor Relations section of the Company’s corporate website (www.cedarfair.com) beginning February 28, 2011.

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Additional Information About the Special Meeting of Unitholders

This may be deemed to be solicitation material in respect of the Company’s Special Meeting of Unitholders scheduled for January 11, 2011. On December 10, 2010, in connection with the Special Meeting, the Company filed a definitive proxy statement and a form of proxy with the SEC and the definitive proxy statement and a form of proxy has been mailed on or about December 13, 2010 to the Company’s unitholders of record as of December 9, 2010. In addition, the Company will file with, or furnish, to the SEC all additional relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. Investors and security holders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233

Cedar Fair Entertains a Record 22.8 Million Guests in 2010

January 5, 2011

Unitholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879.

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the Special Meeting of Unitholders. Additional information regarding the interests of such potential participants is included in the definitive proxy statement.

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Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259       419-627-2233